Exhibit 99.2
The following press release was issued by JAG Media Holdings, Inc. on January 30, 2007
FILED BY JAG MEDIA HOLDINGS, INC. PURSUANT TO RULE 425
UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
AND DEEMED FILED PURSUANT TO RULE 14A-12
UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Contact for JAG Media:
Stephen J. Schoepfer, President & COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com
JAG Media Holdings, Inc. Announces Amendment of Merger Agreement with Cryptometrics, Inc. and
Restructuring of Financing with Cornell Capital
Boca Raton, FL, January 30, 2007 — JAG Media Holdings, Inc. (OTC Pink Sheets: JAGH) announced today that it has entered into an amendment agreement with Cryptometrics, Inc. and the other parties to its pending merger agreement in which Cryptometrics has, among other matters, approved the agreement regarding the restructuring of the Cornell financing described below, waived the condition in the merger agreement requiring that the Company’s stock be authorized for listing on the NASDAQ Capital Market prior to the closing and agreed to fund various expenses of the Company in connection with the Closing. The Company and Cryptometrics have also agreed on a fixed increased consideration to be received by the Cryptometrics stockholders in the merger of 394,700,016 shares of the Company’s common stock and will establish an escrow for various closing documents in order to facilitate the closing of the transaction.
Cryptometrics and JAG Media have set February 28, 2007 as the tentative closing date for the transaction, subject, however, to the satisfaction of the remaining conditions to closing set forth in the merger agreement and the amendment agreement, including the filing and effectiveness of a post-effective amendment to the Company’s registration statement on Form S-4. The merger agreement, as amended, will automatically terminate on March 15, 2007 unless the closing occurs by that date or the parties agree to extend such date. Until the Company and Cryptometrics agree otherwise, the merger agreement, notwithstanding approval by the Cryptometrics stockholders, may be cancelled with or without any reason at any time by either the Company or Cryptometrics with no liability, except that if the Company cancels the merger agreement, prior to the automatic termination date, it will issue 500,000 shares of its common stock to Cryptometrics. There can be no assurance that the various conditions will be met or that the merger agreement will not be terminated in accordance with its terms.
The Company also announced that it and Cryptometrics, Inc. have entered into an agreement with Cornell Capital Partners, LP regarding the restructuring of Cornell Capital’s existing financing with the Company. Among other matters, the restructuring provides for adjustments in the exercise prices of the warrants issued to Cornell Capital, an adjustment of the conversion pricing formula in the outstanding debentures and restrictions on the periods during which Cornell Capital may exercise the warrants. Cornell Capital has also agreed not to make any conversions of its debentures or exercise any of its warrants prior to the closing or the termination of the amended merger agreement, whichever occurs first.

Except for the immediately effective provision prohibiting Cornell Capital from converting its debentures or exercising its warrants prior to the closing, the restructuring becomes effective only upon the closing of the proposed merger between the Company and Cryptometrics and satisfaction of certain other conditions set forth in the agreement. The agreement automatically terminates on March 15, 2007 unless the closing of the merger occurs by that date or the parties agree to extend it.
A copy of the entire agreements amending the merger agreement and restructuring the Cornell financing will be available in a Form 8-K being filed by the Company and should be consulted for all of the provisions of such agreements.
Additional Information
Investors and security holders are urged to read the Form S-4 filed by the Company on March 16, 2006 including all subsequent amendments, which describes the proposed merger involving the Company and Cryptometrics. Investors and security holders will be able to obtain a free copy of the Form S-4 and its amendments, as well as other filings containing information about JAG Media without charge, at the U.S. Securities and Exchange Commission internet site (http://www.sec.gov). Copies of the Form S-4 and the filings with the U.S. Securities and Exchange Commission that are incorporated by reference in the Form S-4 can also be obtained without charge by directing a request to Thomas J. Mazzarisi, JAG Media Holdings, Inc., 6865 SW 18th Street, Suite B13, Boca Raton, Florida 33433, Tel: (866) 300-7410.
About JAG Media Holdings, Inc.
JAG Media Holdings, Inc. is a provider of Internet-based equities information that offers its subscribers a variety of stock market news, including “JAG Notes”, the Company’s flagship early morning consolidated research product. Through the Company’s wholly-owned subsidiaries, Pixaya LLC and Pixaya (UK) Limited, the Company also provides various mobile video software and mobile video surveillance solutions for businesses. The Company’s websites are located at www.jagnotes.com and www.pixaya.com.
About Cryptometrics, Inc.
Established in 2000, Cryptometrics is a leading provider of biometric solutions, building and integrating state-of-the-art systems designed to proactively protect the critical infrastructure of a nation and its businesses, including vital cyber assets. As part of its portfolio, CryptoMetrics offers an extensive bi-modal array of biometric devices, software and customized services including both fingerprint and facial recognition technologies.
While Cryptometrics’ fingerprint authentication product solutions secure the transfer of and protect logical and physical points of access to critical systems and data, the Company’s facial recognition products are designed to secure national borders, protect the traveling public, strengthen the security of travel and ID document issuance through comprehensive “identity management” and enhance personal identification in support of law enforcement, homeland security and first responder activities.
Safe Harbor Statement — Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as “Anticipate, “believe,” “expect,” “future,” “may,” “will,” “should,” “plan,” “projected,” “intend,” and similar expressions to identify forward-looking statements. These statements are based on the Company’s beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company’s current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company’s periodic filings with the Securities and Exchange Commission.
# # #